UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): September 10, 2008

FAR EAST ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
 (State or other jurisdiction of incorporation)

0-32455	88-0459590
(Commission File Number)	(IRS Employer Identification Number)

363 N. Sam Houston Parkway East, Suite 380, Houston, Texas 77060
(Address of principal executive offices)

(832) 598-0470
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement; Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2008, Far East Energy Corporation (the "Company") and Alex Yang entered into an amended and restated employment agreement (the "Agreement"). The Agreement will terminate on September 10, 2010, unless extended or earlier terminated.  The Agreement provides that Mr. Yang will serve as the Senior Vice President – Exploration of Far East Energy (Bermuda) Ltd., a wholly-owned subsidiary of the Company ("FEEB"), and will work in China.  Prior to entering into the Agreement and relocating to China, Mr. Yang served as the Senior Vice President – Exploration of the Company.

Pursuant to the Agreement, Mr. Yang will receive an initial base salary of $182,420 and, while he is employeed with FEEB in China, an international service bonus equal to 20% of his base salary, a housing allowance of up to $60,000 per year, a moving allowance and reimbursement for up to $30,000 for certain travel expenses per year.  He may also receive discretionary bonuses as determined by the Compensation Committee of the Company. Generally, Mr. Yang will also receive a tax equalization payment to the extent the amount Mr. Yang actually pays for income taxes exceeds the United States income tax he would have paid as a citizen of the United States while he is employed with FEEB in China. If Mr. Yang's employment is terminated without cause (as defined in the Agreement), he will receive  a lump sum payment of $50,000.  The preceding is qualified in its entirety by reference to the Agreement that is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01                      Financial Statements and Exhibits.

(d)    Exhibits

Exhibit
Number                                Description

10.1                      Amended and Restated Employment Agreement by and between Far EastEnergy Corporation and Alex Yang

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 10, 2008

Far East Energy Corporation

By:	/s/ Michael R. McElwrath
Michael R. McElwrath
Chief Executive Officer

Index to Exhibits
Exhibit
Number                                Description

10.1                      Amended and Restated Employment Agreement by and between theFar East Energy Corporation and Alex Yang